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                                                                     Exhibit 2.2

                     AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement"), entered into effective the 4th day of April 2000, is by, between, and among Zycom, Inc., a Colorado corporation (hereinafter "Zycom"), Tutornet.com, Inc., a Delaware corporation (hereinafter "Tutornet.com"), and the shareholders of Tutornet.com who are listed on Schedule "A" hereto and have executed Subscription Agreements in the form attached in Schedule "B" hereto (the "Shareholders").

                                   RECITALS:
                                   ---------

     WHEREAS, Zycom wishes to acquire, and the Shareholders, by executing Schedule "B" hereto, are willing to sell, at least a majority of the outstanding stock of Tutornet.com in exchange solely for a part of the voting stock of Zycom whereby the Shareholders would acquire a controlling interest of Zycom;

     WHEREAS, the parties wish to provide for the acquisition of the remaining outstanding shares of Tutornet.com following the closing of this transaction pursuant to the same terms and conditions set forth herein; and

     WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 351 or 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

     1.   Reverse Acquisition Transaction

          1.1 Transfer of Tutornet.com Shares. On the Closing Date the Shareholders shall transfer to Zycom certificates for the number of shares of the class A common stock of Tutornet.com described in Schedule "A," attached hereto and incorporated herein, which in the aggregate shall represent not less than a majority of the issued and outstanding shares of the class A common stock of Tutornet.com. at Closing. In addition, on the Closing Date Shareholders shall transfer to Zycom certificates representing all of the outstanding shares of class B common stock of Tutornet.com.

          1.2  Issuance of Zycom Shares.

               a. Series A Common Stock. In exchange for the transfer of the class A common stock of Tutornet.com pursuant to subsection 1.1. hereof, Zycom shall on the Closing Date, and contemporaneously with such transfer of the class A common stock of Tutornet.com to it by the

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Shareholders, issue and deliver to the Shareholders certificates representing one share of series A common stock of Zycom for each outstanding share of class A common stock of Tutornet.com to be exchanged at Closing. Such shares of Zycom shall only be issued and delivered to persons who are accredited investors as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

               b. Series B Common Stock. In exchange for the transfer of the class B common stock of Tutornet.com pursuant to subsection 1.1. hereof, Zycom shall on the Closing Date, and contemporaneously with such transfer of the class B common stock of Tutornet.com to it by the Shareholders, issue and deliver to the Shareholders certificates representing one share of series B common stock of Zycom for each outstanding share of class B common stock of Tutornet.com to be exchanged at Closing. Such shares of Zycom shall only be issued and delivered to persons who are accredited investors as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

               c. Aggregate Shares to be Issued. The aggregate number of shares of common stock of Zycom to be delivered at Closing is set forth in Schedule "A" hereof.

               d. Filing of Registration Statement. As soon as practical following the funding pursuant to subsection 1.7 below and the acquisition of a reporting company pursuant to subsection 1.8 below, Zycom shall prepare and file a registration statement with the Securities and Exchange Commission, and the appropriate state securities agencies, to offer to exchange shares of Zycom with the remaining shareholders of Tutornet.com at the same exchange rate as set forth in this Agreement. Zycom shall include in such registration statement (i) the shares to be issued to the shareholders of Tutornet.com pursuant to this Agreement, (ii) the shares received upon exercise of the options set forth in subsection 1.3 below and exercised twenty days before the filing of the registration statement, (iii) the shares to be issued in the private offering as set forth in subsection 1.7 below, (iv) the shares to be issued pursuant to subsection 1.7 below, and (v) any outstanding shares of Zycom for which Zycom has granted registration rights.

          1.3 Assumption of Stock Options. Effective as of the Closing Date, each outstanding option of Tutornet.com shall be converted into and thereafter constitute an option to acquire shares of Zycom common stock pursuant to Zycom's stock option plan existing at Closing, on the same terms and conditions as were applicable under the option plan of Tutornet.com based on the same number of shares of Zycom common stock as the holder of such option would have been entitled to receive pursuant to the exchange ratio set forth in subsection 1.2 above had such holder exercised such stock option in full immediately prior to the Closing of this Agreement. At Closing Tutornet.com shall deliver a conversion document from each option holder converting such options as set forth in this subsection.

          1.4 Stock Dividend. On or before the Closing Date Zycom shall authorize a stock dividend of the common stock of Zycom at the rate of six shares for each one share outstanding at

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the time of Closing, excluding the shares to be issued pursuant to this
Agreement. All shares to be issued pursuant to this Agreement shall be post-forward split shares, unless otherwise designated.

          1.5 Name Change and Change of Domicile. On or before the Closing Date Zycom shall authorize an amendment to the articles of incorporation to change the name of Zycom to Tutornet.com Group, Inc. and shall authorize a change of domicile of Zycom to the State of Delaware.

          1.6 Call for Meeting of Shareholders. On or before the Closing Date the Board of Directors of Zycom shall hold a special meeting of the shareholders of Zycom to seek approval of the items set forth in subsections 1.4 and 1.5 above.

          1.7 Private Funding. Tutornet.com hereby acknowledges receipt of $500,000 as bridge financing provided from Business Development Corporation pursuant to a written agreement dated March 24, 2000. Such agreement is incorporated herein as Schedule "C" attached hereto. Effective as of the Closing Date, each outstanding warrant to purchase class A common stock of Tutornet.com issued in connection with such bridge financing transaction shall be converted into and thereafter constitute warrants to acquire shares of Zycom class A common stock, on the same terms and conditions as were applicable under the existing warrant certificate, based on the same number of shares of Zycom common stock as the holder of such option would have been entitled to receive pursuant to the exercise ratio set forth in such warrant certificate. At Closing Zycom shall deliver a warrant certificate and a conversion document from each warrant holder converting such warrants as set forth in this subsection.

          1.8 Reporting Company Agreement. At Closing Zycom shall deliver a reporting company agreement to Zycom in the form set forth in Schedule "D" attached hereto, to provide for the acquisition of a company subject to the reporting requirements of Section 13 of the Securities Exchange Act.

          1.9 Facilitation Fee. At Closing Zycom shall deliver a certificate representing 31,682 shares of restricted common stock of Zycom, and a warrant to purchase 31,682 shares of common stock of Zycom at $9.15 per share, to Business Development Corporation, a company controlled by Van R. Perkins, an officer and director of Zycom, as a fee in connection with the facilitation of the transaction set forth in this Agreement. A copy of the form of warrant certificate to be delivered pursuant to this subsection is set forth in Schedule "E" attached hereto.

     2. Representations and Warranties of Tutornet.com. Tutornet.com represents and warrants to Zycom as set forth below. These representations and warranties are made as an inducement for Zycom to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Zycom would not be a party hereto.

          2.1 Organization and Authority. Tutornet.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and

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authority to enter into and perform the transactions contemplated by this
Agreement. Set forth in Schedule "F" attached hereto is a list of each and every subsidiary of Tutornet.com and any other entity in which Tutornet.com owns any interest. Each such subsidiary or other entity is validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or formation.

          2.2 Capitalization. As of the date of the Closing, Tutornet.com will have a total of no more than 31,898,644 shares of class A common stock and 4,750,000 shares of class B common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There is, and at Closing there shall be, no other class or series of equity securities authorized or outstanding. Except as set forth in Schedule "G" attached hereto, there are presently, and will be at Closing, no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating Tutornet.com to issue or to transfer from treasury any additional shares of capital stock of any class. Except as set forth in this Agreement, and in the agreement between the Company and Primus Telecommunications, Inc. dated June 10, 1999, there are presently, and will be at Closing, no other rights of any person to demand registration of his, her, or its shares, shares which may be issuable, or the shares to be received pursuant to this Agreement. As of the Closing, the Articles of Incorporation, as amended, of Tutornet.com and as currently in effect shall remain unchanged, except as provided herein.

          2.3 Directors and Officers. The names and titles of all directors and officers of Tutornet.com as of the date of this Agreement are as follows:

                 Euburn R.A. Forde     Chairman, President, and CEO
                 Rajiv Dalal           Executive Vice-president, secretary, and
                                       treasurer

          2.4  Performance of This Agreement; Existing Agreements.

               a. Board Approval. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of Tutornet.com.

               b. Noncontravention. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provision of the certificate of incorporation or by-laws of Tutornet.com, or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Tutornet.com, or any of its subsidiaries, is a party, or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

               c. Material Contracts; No Defaults. Each material agreement, contract, arrangement, or commitment of Tutornet.com is, and after the Closing on identical terms will be,

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legal, valid, binding, enforceable, and in full force and effect. No event or condition has occurred or become known to Tutornet.com, or is alleged to have occurred, that constitutes or, with notice or the passage of time, or both, would constitute a default or other claim of excusable delay, termination, nonperformance, or accelerated or increased rights by Tutornet.com or any other person under any material contract, agreement, arrangement, commitment, or other understanding, written or oral. No person with whom Tutornet.com has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of claim of excusable delay, termination, or nonperformance thereunder, the delay, termination, or nonperformance of which, or default under which, has had or may have a material adverse effect on Tutornet.com

          2.5 Financials. True copies of the unaudited financial statements of Tutornet.com for the years ended December 31, 1998 and 1999, have been furnished to Zycom, or will be furnished prior to Closing. Said financial statements are prepared in accordance with generally accepted accounting principles applied on a consistent basis, are true and correct in all material respects, and present an accurate and complete disclosure of the financial condition of Tutornet.com as of December 31, 1999, and the earnings for the periods covered. Tutornet.com has good and marketable title to all of its assets, business and properties including, without limitation, all such properties reflected in the aforementioned balance sheet as of December 31, 1999, except as disposed of in the normal course of business, free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, except as shown on said balance sheet as of December 31, 1999, and, in the case of real properties, except for rights-of-way and easements which do not adversely affect the use of such property.

          2.6 Liabilities. There are no material liabilities of Tutornet.com, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Tutornet.com, its agents or servants occurring prior to December 31, 1999, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Tutornet.com.

          2.7 Absence of Certain Changes or Events. Except as set forth in this Agreement, since December 31, 1999, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Tutornet.com, or (ii) any damage, destruction, or loss to Tutornet.com (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Tutornet.com.

          2.8 Litigation. To the best knowledge and reasonable belief of Tutornet.com, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Tutornet.com or its subsidiaries, if any, or their assets, properties, or business, nor does Tutornet.com or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments,

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injunctions or restrictions, except as follows: Chism vs. Tutornet.com; Cason
vs. Tutornet.com; and Handleman vs. Tutornet.com. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Tutornet.com or as to which any of the Shareholders is a party adverse to Tutornet.com or any of its subsidiaries or has a material interest adverse to Tutornet.com or any of its subsidiaries.

          2.9 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Tutornet.com, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Tutornet.com, except as provided for in the financial statements of Tutornet.com, or have been incurred in the normal course of business of Tutornet.com since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by Tutornet.com.

          2.10 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by Tutornet.com or any of its subsidiaries.

          2.11 Accuracy of All Statements Made by Tutornet.com. No representation or warranty by Tutornet.com in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Tutornet.com pursuant to this Agreement, nor any document or certificate delivered to Zycom by Tutornet.com pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     3. Representations and Warranties of Zycom. Zycom represents and warrants to Tutornet.com as set forth below. These representations and warranties are made as an inducement for Tutornet.com to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Tutornet.com would not be parties hereto.

          3.1 Organization and Good Standing. Zycom is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with full power and authority to enter into and perform the transactions contemplated by this Agreement. Zycom does not have any subsidiaries or own any interest in any other entity.

          3.2 Capitalization. As of the date of the Closing, Zycom will have a total of no more than 1,793,505 shares of series A common stock issued and outstanding and no shares of series B common shares (excluding the shares to be issued pursuant to this Agreement). All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for Zycom's obligations hereunder with respect to the shares to be issued pursuant to subsection 1.2

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hereof, there are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating Zycom to issue or to transfer from treasury any additional shares of capital stock of any class. Of the total shares outstanding, Zycom has granted registration rights to shareholders owning 1,570,023 of such shares.

          3.3 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of Zycom.

          3.4 Financials. True copies of the financial statements of Zycom consisting of the balance sheets as of the fiscal years ended December 31, 1999 and 1998 (audited), and statements of income, cash flow and changes in stockholder's equity for each of the periods from inception until December 31, 1999, have been delivered by Zycom to Tutornet.com. These statements have been examined and certified by Larry Legal, Certified Public Accountant. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of Zycom as of December 31, 1999, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

          3.5 Liabilities. There are no material liabilities of Zycom, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Zycom, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Zycom.

          3.6 Litigation. To the best knowledge and reasonable belief of Zycom, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Zycom, its assets, properties, or business, nor does Zycom know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Zycom is a party adverse to Zycom or has a material interest adverse to Zycom.

          3.7 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable for the years commencing 1996 have been duly reported, fully paid and discharged as reported by Zycom, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Zycom, except as provided for in the financial statements of Zycom, or have been incurred in the normal course of business of Zycom since that date. All tax returns of any kind required to be filed for the years commencing 1996 have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by Zycom.

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          3.8  Hazardous Materials.  No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by Zycom or any of its subsidiaries.

          3.9 Legality of Shares to be Issued. The shares of common stock of Zycom to be issued by Zycom pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by Zycom and will be fully paid and nonassessable.

          3.10 Accuracy of All Statements Made by Zycom. No representation or warranty by Zycom in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by Zycom pursuant to this Agreement, nor any document or certificate delivered to Tutornet.com pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     4.   Covenants of the Parties.

          4.1  Corporate Records.

               a. Simultaneous with the execution of this Agreement by Tutornet.com, if not previously furnished, such entity shall deliver to Zycom copies of the articles of incorporation, as amended, and the current bylaws of Tutornet.com, and copies of the resolutions duly adopted by the board of directors of Tutornet.com approving this Agreement and the transactions herein contemplated.

               b. Simultaneous with the execution of this Agreement by Zycom, if not previously furnished, such entity shall deliver to Tutornet.com copies of the articles of incorporation, as amended, and the current bylaws of Zycom, and copies of the resolutions duly adopted by the board of directors of Zycom approving this Agreement and the transactions herein contemplated.

          4.2  Access to Information.

               a. Zycom and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Tutornet.com, and Tutornet.com shall furnish or cause to be furnished to Zycom and its authorized representatives all information with respect to its affairs and business as Zycom may reasonably request. Zycom shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to Zycom; (ii) becomes part of the public domain after disclosure through no fault of Zycom; (iii) is known to Zycom or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Tutornet.com. In the event this Agreement is terminated

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

prior to Closing, Zycom shall, upon the written request of Tutornet.com, promptly return all copies of all documentation and information provided by Tutornet.com hereunder.

               b. Tutornet.com and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Zycom, and Zycom shall furnish or cause to be furnished to Tutornet.com and its authorized representatives all information with respect to its affairs and business Tutornet.com may reasonably request. Tutornet.com shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to Tutornet.com; (ii) becomes part of the public domain after disclosure through no fault of Tutornet.com; (iii) is known to Tutornet.com or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Zycom. In the event this Agreement is terminated prior to Closing, Tutornet.com shall, upon the written request of Zycom, promptly return all copies of all documentation and information provided by Zycom hereunder.

          4.3 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

               a. Zycom and Tutornet.com shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

               b. Neither Zycom nor Tutornet.com shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

               c. Neither Zycom nor Tutornet.com shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

               d. Neither Zycom nor Tutornet.com shall grant any options, warrants, or other rights to purchase stock of such entity, except as provided in this Agreement.

               e. Zycom and Tutornet.com shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

               f. Neither Zycom nor Tutornet.com shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

               g. Zycom and Tutornet.com shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

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

               h. Neither Zycom nor Tutornet.com shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

               i. Zycom and Tutornet.com shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

          4.4 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither Zycom nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

          4.5 Indemnification. Tutornet.com shall indemnify Zycom for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Zycom resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by Tutornet.com herein, and any claims arising from the operations of Tutornet.com prior to the Closing Date. Zycom shall indemnify and hold Tutornet.com harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Zycom herein, and any claims arising from the operations of Zycom prior to the Closing Date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

          4.6 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

          4.7 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

          4.8 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

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          4.9  Finders.  Except as provided herein, no finder's fees or other compensation has been paid or is due or payable in connection with this transaction by either party.

     5. Conditions Precedent to Zycom's Obligations. Each and every obligation of Zycom to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

          5.1 Truth of Representations and Warranties. The representations and warranties made by Tutornet.com in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          5.2 Performance of Obligations and Covenants. Tutornet.com shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

          5.3 Officer's Certificate. Zycom shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Zycom), executed by an executive officer of Tutornet.com, certifying to the fulfillment of the conditions specified in subsections 5.1 and
5.2 hereof.

          5.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

          5.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Tutornet.com to conduct its business or the earning power thereof on the same basis as in the past.

          5.6 Shareholders' Execution of Subscription Agreement. Each of the Shareholders shall have duly executed and delivered a Subscription Agreement in the form as set forth in Schedule "B" as of the Closing Date and shall have represented therein that he, she, or it is an accredited investor as set forth in such form.

     6. Conditions Precedent to Obligations of Tutornet.com. Each and every obligation of Tutornet.com to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

          6.1 Truth of Representations and Warranties. The representations and warranties made by Zycom in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          6.2 Performance of Obligations and Covenants. Zycom shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

          6.3 Officer's Certificate. Tutornet.com shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to Tutornet.com), executed by an executive officer of Zycom, certifying to the fulfillment of the conditions specified in subsections
6.1 and 6.2 hereof.

          6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

          6.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Zycom to conduct its business.

          6.6 No Liabilities. As of the Closing Date Zycom shall not have aggregate liabilities in excess of $1,000.

     7.   Change of Management.  Upon and as a condition of Closing this
Agreement:

          7.1 At Closing Zycom will present the resignations of each and every officer and director of Zycom effective as of the completion of the Closing, together with a duly adopted appointment of Euburn Richard A. Forde and Rajiv Dalal as directors of Zycom effective immediately following the Closing of this Agreement. Prior to Closing Tutornet.com will furnish material information of Euburn Richard A. Forde and Rajiv Dalal as nominees to be appointed by the Board of Directors of Zycom. Zycom reserves the right to refuse to cause the appointment of any or all such persons as directors of Zycom if, after review of the foregoing information concerning said persons, it is the opinion of Zycom that the election of such persons would not be in the best interests of Zycom.

          7.2 Tutornet.com reserves the right to terminate this Agreement if nominees selected by it are not appointed as set forth above.

     8.   Closing.

          8.1 Time and Place. The Closing of this transaction ("Closing") shall take place at 57 West 200 South, Suite 310, Salt Lake City, Utah, at 10:00 am, on Monday, April 24, 2000, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

          8.2 Documents To Be Delivered by Tutornet.com. At the Closing Tutornet.com shall deliver to Zycom the following documents:

               a. Copies of Schedule "B" executed by each of the Shareholders of Tutornet.com and the certificates for the number of shares of class A and B common stock of Tutornet.com in the manner and form required by subsection 1.1 hereof.

               b. Stock certificates in the name of Zycom representing all of the outstanding class A and B common shares of stock of Tutornet.com. tendered by the Shareholders.

               c.   The certificate required pursuant to subsection 5.3 hereof.

               d. A certificate of good standing from the State of Delaware dated not more than twenty days prior to Closing.

               e. A signed consent and/or minutes of Tutornet.com's directors approving this Agreement and each matter to be approved under this Agreement.

               f. Stock option conversion forms required pursuant to subsection 1.3 hereof.

               g. Such other documents of transfer, certificates of authority, and other documents as Zycom may reasonably request.

          8.3 Documents To Be Delivered by Zycom. At the Closing Zycom shall deliver to Tutornet.com the following documents:

               a. Certificates for the number of shares of series A and B common stock of Zycom as determined in subsection 1.2 hereof, or a single certificate in the name of Tutornet.com for the aggregate number of shares.

               b.   The certificate required pursuant to subsection 6.3 hereof.

               c. A certificate of good standing from the State of Colorado dated not more than twenty days prior to Closing, provided that if the change of domicile shall be effected prior to Closing, a copy of the certificate of incorporation and certificate of merger shall be sufficient.

               d. A signed consent and/or minutes of Zycom's directors approving this Agreement, and each matter to be approved under this Agreement, approving the stock dividend and change of domicile as required by subsection 1.4 hereof, approving the amendment to the articles of incorporation as required pursuant to subsection 1.5 hereof, calling a meeting of the shareholders as required pursuant to subsection 1.6 hereof, and appointing new directors as required pursuant to subsection 7.1 hereof.

               e. The resignations of each and every officer and director of Zycom as required pursuant to subsection 7.1 hereof.

               f. A duly adopted and executed stock option plan and such stock option conversion documents as required pursuant to subsection 1.3 hereof.

               g. A form of the reporting company agreement as required pursuant to subsection 1.8 hereof.

               h. Warrant certificates for 2,500,000 shares each to Business Development Corporation and GJM Trading Partners Ltd. as required pursuant to subsection 1.7 hereof.

               i. A stock certificate and warrant certificate for 31,682 shares each to Business Development Corporation as required pursuant to subsection 1.9 hereof.

               j. Such other documents of transfer, certificates of authority, and other documents as Tutornet.com may reasonably request.

     9. Termination. This Agreement may be terminated by Zycom or Tutornet.com by notice to the other if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on April 28, 2000, if the Closing shall not have occurred.

     10. Liquidated Damages. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, either Zycom or Tutornet.com (i) has complied with all of the conditions to Closing contained in this Agreement; (ii) has notified the other party of the intention to consummate the transactions contemplated under this Agreement; and (iii) is ready and able to close the transactions and furnishes evidence to that effect to the other party, and if the Closing does not then occur due to the refusal of the other party to so consummate the transactions contemplated under this Agreement, then the party refusing to Close shall immediately pay to the other party liquidated damages of $100,000.

     11.  Miscellaneous.

          11.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

          Zycom:              Van R. Perkins, President
                              340 Sunset Drive
                              Suite 1203
                              Ft. Lauderdale, FL  33301

          With Copy to:       Ronald N. Vance, P.C.
                              Attorney at Law
                              57 West 200 South
                              Suite 310
                              Salt Lake City, UT 84101

          Tutornet.com        Euburn R.A. Forde, President
                              11410 Isaac Newton Square North
                              Suite 105
                              Reston, VA 20190

          11.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of any state.

          11.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

          11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

          11.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

          11.6 Entire Agreement. This Agreement, including the schedules attached hereto and incorporated herein, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

          11.7 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

          11.8 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

          11.9 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

          11.10 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

          11.11 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

          11.12 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          11.13 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization on the _____ day of April 2000, to be effective as of the day and year first above written.

                                    Zycom, Inc.


                                    By /s/ Van R. Perkins
                                       -----------------------------
                                       Van R. Perkins, President

                                    Tutornet.com, Inc.


                                    By /s/ Euburn R.A. Forde
                                       -----------------------------
                                       Euburn R.A. Forde, President

                              INDEX OF SCHEDULES


     Schedule "A"        List of Tutornet.com Shareholders exchanging shares

     Schedule "B"        Form of Subscription Agreement

     Schedule "C"        Bridge financing agreement dated March 24, 2000

     Schedule "D"        Form of reporting company agreement

     Schedule "E"        Form of warrant certificate

     Schedule "F"        List of Tutornet.com subsidiaries

     Schedule "G"        List of outstanding Tutornet.com options, warrants,
                         etc.

                                 SCHEDULE "A"
                                    TO THE
                     AGREEMENT AND PLAN OF REORGANIZATION


                                             NO. OF CLASS A SHARES   NO. OF SERIES A SHARES
NAME OF                                      OF TUTORNET.COM         OF ZYCOM
SHAREHOLDER                                  TO BE TRANSFERRED       TO BE ISSUED
-----------                                  ----------------------  --------------------
Mary Jo Basurto                                        49,509                49,509
Paul Blank                                            325,000               325,000
Marvin M. Brown                                       200,000               200,000
Egan Conway                                            75,000                75,000
Rajiv Dalal                                         1,516,666             1,516,666
Wendy Dates                                           150,000               150,000
Euburn Richard A. Forde                             8,000,000             8,000,000
Barton Gold                                           652,000               652,000
Charlotte Haley                                        35,000                35,000
Brenda Lasker                                         180,000               180,000
Lost Lake Enterprises Trust                           720,452               720,452
Lynnwood Leasing Services                             662,650               662,650
Alan K. & Stephanie R. Melvin                         205,000               205,000
Hanah Metias                                           50,000                50,000
Joseph J. Meuse                                       647,579               647,579
Barry M. Meuse                                      1,027,600             1,027,600
National Security Analysts, Inc.                      198,218               198,218
Jessica A. Priselac                                   100,000               100,000
Ken Schwartz                                          180,000               180,000
Andrew Tam                                          1,000,000             1,000,000
Isabel Trimper-Borton                                 300,000               300,000
                                                   ----------            ----------
     TOTAL                                         16,274,674            16,274,674


                                              NO. OF CLASS B SHARES   NO. OF SERIES B SHARES
NAME OF                                       OF TUTORNET.COM         OF ZYCOM
SHAREHOLDER                                   TO BE TRANSFERRED       TO BE ISSUED
-----------                                   -------------------     --------------

Euburn R.A. Forde                                   3,500,000             3,500,000
Rajiv Dalal                                         1,250,000             1,250,000
                                                   ----------            ----------
     TOTAL                                          4,750,000             4,750,000
                                                   ----------            ----------